EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITOR

Plasma Tech Biopharmaceuticals, Inc.

Dallas, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-204179) and Form S-8 (File Nos. 333-204055 and 333-189985) of PlasmaTech Biopharmaceuticals, Inc. of our report dated May 16, 2015, relating to the financial statements of Abeona Therapeutics LLC, which appears in this Form 8-K/A.

/s/ BDO USA. LLP

Cleveland, Ohio

June 4, 2015